UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:	November 15, 2005

(Date of earliest event reported):	November 14, 2005

Commission File No. 0-20709

D&E COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its Charter)

Pennsylvania	23-2837108
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

124 East Main Street P.O. Box 458 Ephrata, PA 17522-0458	17522
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 717-733-4101

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|   | Written communications pursuant to Rule 425 under the Securities Act

|   | Soliciting material pursuant to Rule 14a-12 under the Exchange Act

|   | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

|   | Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

D&E COMMUNICATIONS, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01 Entry into a Material Definitive Agreement

D&E announced the execution of a definitive agreement on November 14, 2005, by its wholly-owned subsidiary, D&E Investments, Inc, along with EuroTel LLC, HunTel Systems, Inc. and Consolidated Companies, Inc., the shareholders of Pilicka sp. z o.o., to sell Pilicka to MNI S.A. for $15,750,000. The purchase price is subject to certain adjustments, including a working capital adjustment, and will increase $110,625 per month, beginning November 1, 2005, until the transaction closes, which can be no later than May 1, 2006. The sale is subject to certain regulatory approvals and other customary closing conditions. D&E estimates that it will record pre-tax income of approximately $6.0 million from its direct and indirect ownership in Pilicka when the transaction closes.

Item 7.01 Regulation FD Disclosure

The following information is being filed pursuant to Regulation FD: On November 15, 2005, D&E issued a press release announcing the execution of an agreement to sell the investment in Pilicka, attached hereto as Exhibit 99.1, and incorporated herein by reference.

The press release may contain forward looking statements about D&E Communications, Inc. regarding, among other things, our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. D&E Communications, Inc. undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release, dated November 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

D&E COMMUNICATIONS, INC.

Date: November 15, 2005	By:	/s/ W. Garth Sprecher
W. Garth Sprecher Senior Vice President and Secretary